Exhibit 10.2
PDL BIOPHARMA, INC.
2020 Annual Bonus Plan

This 2020 Annual Bonus Plan (the “Plan”) is intended to enhance stockholder value by promoting a connection between the performance of PDL BioPharma, Inc. (the “Company”) and the compensation of personnel of the Company and to promote retention of high performing personnel.

1.All employees of the Company working 30 hours per week or more (each, a “Participant”) are eligible to receive annual bonuses for 2020 according to this Plan. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have all powers and discretion necessary to administer the Plan, to determine awards and to control its operation and may delegate responsibilities to Company officers as it deems appropriate.
2.The determination of the amount of payments under the plan shall be based on the performance of the 2020 Corporate Goals as well as the other factors set forth in this Section 3. Company performance shall be determined by the Committee based on the Company’s ability to accomplish corporate goals (“2020 Corporate Goals”) as approved by the Committee and the Board of Directors and set forth in Exhibit A(i). The Committee may adjust or modify the 2020 Corporate Goals to reflect changes in the Company’s objectives.
The Committee shall have the sole discretion to increase, reduce or eliminate an award otherwise payable to any Participant based on such objective or subjective determinations as the Committee determines appropriate
3.To be eligible for a bonus, a Participant must be on payroll prior to October 1, 2020. A Participant hired after April 1, 2020, shall be eligible for a pro-rated bonus. If a Participant is terminated without Cause (as defined in the Company’s severance plan) or leaves for Good Reason (as defined in the Company’s severance plan), such Participant shall remain eligible to receive a portion of the bonus, pro-rated for the number of days in the year in which such Participant was employed by the Company.
4.A Participant who has taken an approved leave of absence pursuant to the Company’s policies during 2020 shall receive a pro-rated bonus, at the Compensation Committee's discretion.
5.The amount of a Participant’s bonus is based on a target percentage of such Participant’s annual base salary effective for the 2020 calendar year. The target percentage for executives has been determined by the Committee and for employees has been determined by the manager at the beginning of the Plan Year. The target percentage shall then be adjusted based on the level of attainment of 2020 Corporate Goals over the course of the Plan Year to arrive at a final performance percentage. For each person, the target percentage is set forth as Exhibit B.
6.The Company performance percentage may exceed 100% in the event the Company exceeds specified Corporate Goals, provided that such percentage may not exceed 150%; provided, further, that, for the avoidance of doubt, the stretch goals set forth in Exhibit A(ii) shall be calculated exclusive of such percentage. All determinations and decisions made by the Committee shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.
7.This Plan is effective for the Company’s 2020 calendar year beginning January 1, 2020, through December 31, 2020 (the “Plan Year”), and will expire automatically on December 31, 2020. Bonus payments will be made no later than February 15th, 2021.
8.The Company shall withhold all applicable taxes from any bonus payment, including any federal, state and local taxes.
9.Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Nothing in these guidelines should be construed as an employment agreement or an entitlement to any Participant for any incentive payment hereunder.
10.This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to its conflict of law provisions.
11.Payments under this Plan shall be unsecured, unfunded obligations of the Company. To the extent a Participant has any rights under this Plan, the Participant’s rights shall be those of a general unsecured creditor of the Company.